Investor and Media Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Cash Tender Offer

Stockton, CA – October 30, 2003 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers (SPs) and small and medium-sized enterprises (SMEs) in the western U.S., today announced that it has commenced a cash tender offer to purchase up to $74.0 million, or 77.8%, of the $95.1 million outstanding principal amount of its Series B 13.5% Senior Notes due 2009. If holders of a greater principal amount of senior notes tender, Pac-West will purchase on a pro rata basis based upon the relative principal amount of the senior notes tendered by such holders.

In conjunction with the tender offer, Pac-West is soliciting consents to effect certain proposed amendments to the indenture governing the senior notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated October 30, 2003, and a related Consent and Letter of Transmittal, which more fully sets forth the terms and conditions of the tender offer and consent solicitation.

The tender offer consideration being offered for each validly tendered senior note is equal to $900 per $1,000 principal amount of the senior notes, plus any accrued and unpaid interest on the senior notes up to, but not including, the settlement date. As an incentive to noteholders to tender their senior notes and provide consent in a timely manner, Pac-West is offering total consideration of $920 per $1,000 principal amount of senior notes, which includes the tender offer consideration and an “early tender premium” of $20 per $1,000 of principal amount, plus any accrued and unpaid interest on the senior notes up to, but not including, the settlement date, to be paid to noteholders that tender their senior notes and consent to the amendment of the indenture, and have not withdrawn such offer or consent, whether or not such senior notes are accepted by Pac-West.

Of the $900 in tender offer consideration, $0.25 per $1,000 principal amount of senior notes is designated as a consent payment payable to holders who tender their senior notes and validly deliver their consents prior to the expiration of the consent solicitation, whether or not such consents are accepted by Pac-West. The early tender period will expire at 5:00 p.m., New York City time, on November 13, 2003, unless extended. The tender offer and consent solicitation will expire at 5:00 p.m., New York City time, on December 4, 2003, unless terminated or extended. The early tender premium and consent payment will only be paid if the tender offer is completed.

Among other things, the proposed amendments to the indenture governing the senior notes will eliminate most of the indenture’s principal restrictive covenants and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the senior notes outstanding. Holders who tender their senior notes are required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their senior notes in the tender offer. Tendered senior notes may be withdrawn and consents may be revoked at any time prior to the execution of the supplemental indenture, which is expected to occur promptly following the expiration of the early tender period, but may not be invoked thereafter.

The tender offer is conditioned upon, among other things, a receipt of the requisite consents for the proposed amendments to the indenture, the execution of the supplemental indenture, the completion of the previously announced financing transaction with Deutsche Bank and certain additional customary conditions.

UBS Securities LLC is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is Wells Fargo Bank Minnesota, N.A. Questions regarding the tender offer and consent solicitation may be directed to Brian Taylor, at UBS Securities LLC, telephone number (415) 352-6085. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder, telephone number (800) 843-0079 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.